Exhibit 99.1
For Immediate Release
Contact:
Carrie McIntyre
SVP, Treasurer
(703) 387-3320
Interstate Hotels & Resorts Reports Third-Quarter 2008 Results
     ARLINGTON, Va., November 5, 2008—Interstate Hotels & Resorts (NYSE: IHR), a leading hotel real estate investor and the nation’s largest independent hotel management company, today reported operating results for the third quarter ended September 30, 2008. The company’s performance for the third quarter includes the following (in millions, except per share amounts):

	Third Quarter		Year-to-Date (YTD)
	2008(4)	2007(4)	2008(4)	2007(4)
Total revenue (1)	$36.8	$33.7	$116.2	$97.5
Net (loss) income	$(1.4)	$0.8	$(1.6)	$16.1
Diluted (loss) earnings per share	$(0.05)	$0.03	$(0.05)	$0.51
Adjusted EBITDA (2) (3)	$8.3	$6.8	$26.2	$23.2
Adjusted net (loss) income (2)	$(1.2)	$1.4	$(2.2)	$4.1
Adjusted diluted EPS (2)	$(0.04)	$0.04	$(0.07)	$0.13

(1)	Total revenue excludes other revenue from managed properties (reimbursable costs).

(2)	Adjusted EBITDA, Adjusted net income, and Adjusted diluted EPS are non-GAAP financial measures and should not be considered as an alternative to any measures of operating results under GAAP. See the definition and further discussion of non-GAAP financial measures and reconciliation to net income later in this press release.

(3)	Includes the company’s share of EBITDA from unconsolidated joint venture investments in the amounts of $1.8 million and $1.2 million in the third quarters of 2008 and 2007, respectively, and $6.0 million and $3.1 million in the first nine months of 2008 and 2007, respectively.

(4)	The 2008 results include (i) a $2.4 million gain on the sale of the Doral Tesoro Hotel & Golf Club in the first quarter 2008, and (ii) $0.3 million and $1.4 million of write-offs of intangible assets related to the sale of certain hotels in the third quarter 2008 and YTD, respectively. The 2007 results include (i) $0.8 million and $8.7 million of write-offs of intangible assets related to the sale of certain hotels during the third quarter 2007 and YTD, respectively, and (ii) a $20.5 million gain related to the sale of BridgeStreet Corporate Housing (completed in the first quarter 2007), which along with the operations through the date of sale, are included in Income from Discontinued Operations on the company’s statement of operations for the first quarter 2007. All of these items have been excluded from the calculation of Adjusted EBITDA, Adjusted net income, and Adjusted diluted EPS. In addition, the 2007 results have been restated as presented in the company’s 2007 Annual Report on form 10-K. For further details on this restatement see footnote 13 to the financial tables of this press release, as well as footnote 19 in our 2007 Annual Report on form 10-K.
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     “Despite a rapidly declining global economy, we were able to achieve positive RevPAR results for the quarter as well as increase management contract unit count for the fourth consecutive quarter,” said Thomas F. Hewitt, chief executive officer. “We expect to face continued weakness in the economy and lodging industry. However, we remain committed to enhancing value for our owners and shareholders through focused revenue management and profit maximization as well as preservation of capital and liquidity.
     “Our strategy since early 2005 has been to diversify our earnings stream between wholly owned hotels, joint venture investments and third party management contracts,” Hewitt said. “This balance along with our geographic diversification and breadth of product types provides us with the ability to temper these volatile market conditions. In this environment, we benefit from the stability of our third party management contracts, where we are currently focusing our strategic growth efforts.”
Wholly Owned Hotel Results
     EBITDA from the company’s seven owned hotels was $5.7 million in the 2008 third quarter and $20.9 million for the first nine months as outlined below (in millions):

	Third Quarter		Year-to-Date
Owned Hotels	2008	2007	2008	2007
Net income	$(1.5)	$0.5	$(0.1)	$2.0
Interest expense, net	3.3	3.3	10.1	8.3
Depreciation and amortization	3.9	2.2	10.9	5.5

EBITDA	$5.7	$6.0	$20.9	$15.8

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     The decrease in third quarter operating results as compared to last year was primarily the result of ongoing renovations at the company’s Westin Atlanta property combined with softness in the Concord, Calif. and Arlington, Texas markets. These factors were offset by the addition of the Sheraton Columbia hotel to the company’s owned portfolio in the fourth quarter of 2007 coupled with strength in the Houston, Texas and Baton Rouge, La. markets.
     “RevPAR increased by 2.5 percent for our owned portfolio, excluding Westin Atlanta and Sheraton Columbia, Md, which are undergoing renovations,” Hewitt said. “Our Hilton Houston Westchase and Hilton Garden Inn Baton Rouge properties reported double-digit RevPAR growth, primarily the result of hurricane-related business.”
     Hewitt pointed out that the company’s capital projects in Columbia, Md., and Atlanta remain on target and on budget. “The Westin Atlanta renovation will be completed by the end of the year. The Sheraton Columbia renovation will also be finished by year-end, with the exception of the restaurant and building exterior, which will trail into the first quarter of 2009. With the completion of these extensive renovations, both properties will be in excellent competitive shape heading into 2009.”
Joint Venture Investments
     EBITDA derived from the company’s share of joint venture investments in the third quarter 2008 increased by 50 percent to $1.8 million from the same period last year. “Over the past year we have focused on growing the joint venture segment of our business. We ended the quarter with 50 joint venture properties as compared to 20 properties at the end of the third quarter of last year,” Hewitt stated.
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     The company opened its second aloft hotel, located in suburban Nashville, Tenn., during the quarter under a JV development partnership with The John Buck Company, which followed the opening of the JV’s other aloft hotel in Rancho Cucamonga, Calif., in June.
     “In July, we formed our first JV partnership with Madison W Properties, LLC, and acquired a minority equity interest in the Radisson Plaza Hotel Lexington in Lexington, Kentucky. Following a planned $13 million renovation, the hotel will be converted to a Hilton. We fully expect the refurbished hotel, with its proximity to the Convention Center and the Rupp Arena and conversion to the Hilton flag, to become Lexington’s leading downtown hotel,” he added.
Hotel Management Results
     Same-store5 RevPAR for all managed hotels in the third quarter of 2008 increased 1.6 percent to $103.93. Average daily rate (ADR) advanced 5.2 percent to $139.84, and occupancy declined 3.4 percent to 74.3 percent.
     Same-store RevPAR for all full-service managed hotels rose 1.6 percent to $113.64. ADR improved 6.0 percent to $152.48, while occupancy dropped 4.2 percent to 74.5 percent.
     Same-store RevPAR for all select-service managed hotels increased 1.4 percent to $81.73, led by a 3.0 percent gain in ADR to $110.67, and a 1.6 percent decrease in occupancy to 73.9 percent.

[5]	Please see footnote 6 to the financial tables within this press release for a detailed explanation of “same-store” hotel operating statistics.
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     “Despite the increasingly difficult operating climate, our overall RevPAR increased 1.6 percent for the quarter, which compares favorably with an industry wide third-quarter RevPAR decrease of 1.1 percent, as reported by Smith Travel Research,” Hewitt pointed out.
     “Consistent with our peers in the industry, we are forecasting negative RevPAR growth in the fourth quarter and we have lowered our full year RevPAR guidance. Although RevPAR growth has decelerated, we have been able to offset this with increases in our management contract unit count. Historically, we have capitalized on opportunities during difficult times as owners/investors gravitate to the experienced managers with proven track records in all phases of the economy,” he noted.
     “We added eight management contracts during the third quarter, ending the period with a total of 226 hotels in our managed portfolio,” Hewitt said. “Since the end of the quarter, we have added two management contracts to our portfolio, and we see a continuation of that trend in this challenging economic environment.”
     Among the contracts added during the third quarter were four Hyatt Place hotels in Texas owned by FFC Capital Corporation, for whom Interstate now manages 29 properties. The company opened and is now managing the Hilton Garden Inn in Melville/Plainview on Long Island in New York. The company also took over management of the Best Western Bowery Hanbee Hotel in Lower Manhattan/Chinatown in New York City, owned by Ben Wong, founder and principal owner of New York-based Wok and Roll Restaurants.
     After the quarter ended, the company opened and is managing the TownePlace Suites by Marriott Albany Empire State Plaza, and is managing the 322-room Hampton Inn Tropicana in
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Las Vegas. “We’ve opened a total of five newly built properties this year and currently have contracts to manage another 17 hotels in our pipeline.”
International
     “Although we have begun to see a softening in the Moscow market due to a deceleration in this oil-based economy, our international portfolio performed very well for the quarter,” Hewitt said. During the quarter, the company expanded its international presence with the opening of the 273-room Hilton Moscow Leningradskaya in Russia, following completion of a two-year restoration. It is the first Hilton branded hotel in Russia and Interstate’s eighth property in Europe. “We continue to expand our presence in Russia and have a number of additional properties in the pipeline, including the 300-room Renaissance Hotel in Moscow, which is on schedule to open in 2009, and the 300-room hotel component of the Freestyle Park mixed-use development project scheduled to open in the spring of 2011. With our strong operations infrastructure in place there and our proven track record over more than a decade, our pipeline of management contract opportunities remains quite active—in Russia and throughout Europe.”
     Interstate’s joint venture management company, JHM Interstate Hotels India, formed with JHM Hotels to operate and selectively invest in hotels in India, continues to source management contracts there. The JV’s first management contract, a 124-room luxury hotel located in Visag (Visakhapatnam), remains on schedule, with a projected opening slated for the first quarter of 2009.
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Balance Sheet
              On September 30, 2008, Interstate had:
•	Total unrestricted cash of $16.4 million.

•	Total debt of $241.0 million, consisting of $158.5 million of senior debt and $82.5 million of non-recourse mortgage debt.
     “Given the state of the credit markets, our main focus is on maximizing liquidity,” said Bruce Riggins, chief financial officer. “We are in compliance with all of our debt covenants and expect to remain in compliance based on our current forecast. Beyond the two owned hotel renovations, we have no plans for any additional major investments in 2008 and 2009. Leading into 2009, we are concentrating on preserving our cashflow generated by operations in order to minimize our leverage while we focus our efforts on refinancing our senior credit facility, which matures in early 2010. We have no other debt maturities until 2011 and beyond.”
Outlook and Guidance
     “The economic outlook remains bleak; we are clearly in one of the most difficult operating environments in many years,” Hewitt said. “Our seasoned management team began implementing contingency plans in the first quarter of 2008, and continue to evaluate strategies to maximize profits for our owners.
     “We believe our international distribution and our strategy of diversification of our earnings stream give us added stability during economic slowdowns,” he said. “While the operating environment will be challenging, we remain confident in our strategy of preserving capital and focusing on management contract growth.”
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             The company provides the following updated guidance for full-year 2008:
•	RevPAR, on a same-store basis, as follows:
-	RevPAR for all managed properties (including owned hotels) is expected to increase 0 percent to 1 percent;

-	Owned Hotel RevPAR, excluding Westin Atlanta Airport and Sheraton Columbia hotels (which are undergoing significant renovations), is expected to increase 0 percent to 1 percent;
•	Net income of $7.0 million to $8.8 million;

•	Diluted earnings per share of $0.21 to $0.26;

•	Adjusted net income of $6.3 million to $8.1 million;

•	Adjusted diluted earnings per share of $0.19 to $0.24;

•	Adjusted EBITDA of $48.0 million to $50.5 million, which includes the following:
-	EBITDA from wholly owned hotels of $25.0 million to $26.0 million;

-	The company’s share of EBITDA from unconsolidated joint ventures of $7.5 million to $8.0 million;

-	EBITDA from the hotel management business of $15.5 million to $16.5 million;
•	The company’s share of joint venture debt of $72 million related to existing joint ventures.
     Interstate will hold a conference call to discuss its third-quarter results today, November 5, at 10 a.m. Eastern Time. To hear the webcast, interested parties may visit the company’s Web site at www.ihrco.com and click on Investor Relations and then Third-Quarter Conference Call. A replay of the conference call will be available until midnight on Wednesday, November 12, 2008, by dialing (800) 405-2236, reference number 11120753, and an archived webcast of the conference call will be posted on the company’s Web site through December 5, 2008.
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     As of today, Interstate Hotels & Resorts has ownership interests in 57 hotels and resorts, including seven wholly owned assets. Together with these properties, the company and its affiliates manage a total of 227 hospitality properties with approximately 46,500 rooms in 37 states, the District of Columbia, Russia, Mexico, Belgium, Canada and Ireland. Interstate Hotels & Resorts also has contracts to manage 17 to be built hospitality properties with approximately 4,300 rooms. For more information about Interstate Hotels & Resorts, visit the company’s Web site: www.ihrco.com.
Non-GAAP Financial Measures
     Included in this press release are certain non-GAAP financial measures, which are measures of our historical or estimated future performance that are different from measures calculated and presented in accordance with generally accepted accounting principles in the United States of America (or GAAP), within the meaning of applicable Securities and Exchange Commission rules, that we believe are useful to investors. They are as follows: (i) Earnings before interest, taxes, depreciation and amortization (or “EBITDA”) and (ii) Adjusted EBITDA, Adjusted net income, and Adjusted diluted EPS. The following discussion defines these terms and presents the reasons we believe they are useful measures of our performance.
EBITDA
     A significant portion of our non-current assets consists of intangible assets, related to some of our management contracts, and long lived assets, which includes the cost of our owned hotels. Intangible assets, excluding goodwill, are amortized over their expected term. Property and equipment is depreciated over its useful life. Because amortization and depreciation are
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non-cash items, management and many industry investors believe the presentation of EBITDA is useful. We also exclude depreciation and amortization and interest expense from our unconsolidated joint ventures. We believe EBITDA provides useful information to investors regarding our performance and our capacity to incur and service debt, fund capital expenditures and expand our business. Management uses EBITDA to evaluate property-level results and as one measure in determining the value of acquisitions and dispositions. It is also widely used by management in the annual budget process. We believe that the rating agencies and a number of lenders use EBITDA for those purposes and a number of restrictive covenants related to our indebtedness use measures similar to EBITDA presented herein.
Adjusted EBITDA, Adjusted Net Income and Adjusted Diluted EPS
     We define Adjusted EBITDA as, EBITDA, excluding the effects of certain recurring and non-recurring charges, transactions and expenses incurred in connection with events management believes do not provide the best indication of our ongoing operating performance. These charges include restructuring and severance expenses, asset impairments and write-offs, gains and losses on asset dispositions for both consolidated and unconsolidated investments, and other non-cash charges. We believe that the presentation of Adjusted EBITDA will provide useful supplemental information to investors regarding our ongoing operating performance and that the presentation of Adjusted EBITDA, when combined with the primary GAAP presentation of net income, is beneficial to an investor’s complete understanding of our operating performance. We also use Adjusted EBITDA in determining our incentive compensation for management.
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     Similarly, we define Adjusted net income (loss) and Adjusted diluted earnings (loss) per share (“EPS”) as net income and diluted EPS, without the effects of those same charges, transactions and expenses described earlier. We believe that Adjusted EBITDA, Adjusted net income and Adjusted diluted EPS are useful performance measures because including these expenses, transactions, and special charges may either mask or exaggerate trends in our ongoing operating performance. Furthermore, performance measures that include these charges may not be indicative of the continuing performance of our underlying business. Therefore, we present Adjusted EBITDA, Adjusted net income and Adjusted diluted EPS because they may help investors to compare our performance before the effect of various items that do not directly affect our ongoing operating performance.
Limitations on the use of EBITDA, Adjusted EBITDA and Adjusted Net Income
     We calculate EBITDA, Adjusted EBITDA, Adjusted net income, and Adjusted diluted EPS as we believe they are important measures for our management’s and our investors’ understanding of our operations. These may not be comparable to measures with similar titles as calculated by other companies. This information should not be considered as an alternative to net income, operating profit, cash from operations or any other operating performance measure calculated in accordance with GAAP. Cash receipts and expenditures from investments, interest expense and other non-cash items have been and will be incurred and are not reflected in the EBITDA and Adjusted EBITDA presentations. Adjusted net income and Adjusted diluted EPS do not include cash receipts and expenditures related to those same items and charges discussed above. Management compensates for these limitations by separately considering these excluded
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items, all of which should be considered when evaluating our performance, as well as the usefulness of our non-GAAP financial measures. Additionally, EBITDA, Adjusted EBITDA, Adjusted net income, and Adjusted diluted EPS should not be considered a measure of our liquidity. Adjusted net income and Adjusted diluted EPS should also not be used as a measure of amounts that accrue directly to our stockholders’ benefit.
     This press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, about Interstate Hotels & Resorts, including those statements regarding future operating results and the timing and composition of revenues, among others, and statements containing words such as “expects,” “believes” or “will,” which indicate that those statements are forward-looking. Except for historical information, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results to differ materially, including the volatility of the national economy, economic conditions generally and the hotel and real estate markets specifically, the war in Iraq, international and geopolitical difficulties or health concerns, governmental actions, legislative and regulatory changes, availability of debt and equity capital, interest rates, competition, weather conditions or natural disasters, supply and demand for lodging facilities in our current and proposed market areas, and the company’s ability to manage integration and growth. Additional risks are discussed in Interstate Hotels & Resorts’ filings with the Securities and Exchange Commission, including Interstate Hotels & Resorts’ annual report on Form 10-K for the year ended December 31, 2007 and quarterly report on Form 10-Q for the quarter ended September 30, 2008.

Interstate Hotels & Resorts, Inc.
Statements of Operations
(Unaudited, in thousands except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007 (13)	2008	2007 (13)
		(as restated)		(as restated)
Revenue:
Lodging	$22,456	$20,628	$72,170	$52,325
Management fees	10,451	9,634	31,180	32,683
Termination fees (1)	1,446	935	5,650	4,928
Other	2,447	2,506	7,239	7,538

	36,800	33,703	116,239	97,474
Other revenue from managed properties	155,448	147,562	463,795	488,725

Total revenue	192,248	181,265	580,034	586,199

Expenses:
Lodging	16,803	14,604	51,255	36,535
Administrative and general	13,550	13,669	44,793	41,667
Depreciation and amortization	4,886	3,665	14,061	10,313
Asset impairments and write-offs (2)	282	801	1,423	8,713

	35,521	32,739	111,532	97,228
Other expenses from managed properties	155,448	147,562	463,795	488,725

Total operating expenses	190,969	180,301	575,327	585,953

OPERATING INCOME	1,279	964	4,707	246

Interest income	223	515	822	1,672
Interest expense (3)	(3,433)	(3,825)	(10,581)	(9,834)
Equity in earnings of unconsolidated entities	(29)	563	2,867	1,818

LOSS BEFORE MINORITY INTEREST AND INCOME TAXES	(1,960)	(1,783)	(2,185)	(6,098)

Income tax (expense) benefit	554	(252)	626	1,804
Minority interest (expense) benefit	3	(1)	4	(43)

LOSS FROM CONTINUING OPERATIONS	(1,403)	(2,036)	(1,555)	(4,337)
Income from discontinued operations, net of tax (4)	—	2,836	—	20,444

NET (LOSS) INCOME	$(1,403)	$800	$(1,555)	$16,107

BASIC (LOSS) EARNINGS PER SHARE:
Continuing operations	$(0.05)	$(0.06)	$(0.05)	$(0.14)
Discontinued operations	—	0.09	—	0.65

Basic (loss) earnings per share	$(0.05)	$0.03	$(0.05)	$0.51

DILUTED (LOSS) EARNINGS PER SHARE (5):
Continuing operations	$(0.05)	$(0.06)	$(0.05)	$(0.14)
Discontinued operations	—	0.09	—	0.65

Diluted (loss) earnings per share	$(0.05)	$0.03	$(0.05)	$0.51

Weighted average shares outstanding (in thousands):
Basic	31,833	31,701	31,788	31,636
Diluted	31,833	31,996	31,788	31,927

Interstate Hotels & Resorts, Inc.
Hotel Level Operating Statistics
(Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2008	2007	% change	2008	2007	% change
Managed Hotels — Hotel Level Operating Statistics: (6)

Full-service hotels:
Occupancy	74.5%	77.8%	-4.2%	74.0%	76.4%	-3.1%
ADR	$152.48	$143.79	6.0%	$153.28	$143.70	6.7%
RevPAR	$113.64	$111.81	1.6%	$113.46	$109.86	3.3%

Select-service hotels:
Occupancy	73.9%	75.1%	-1.6%	72.0%	72.8%	-1.1%
ADR	$110.67	$107.42	3.0%	$111.20	$107.39	3.5%
RevPAR	$81.73	$80.63	1.4%	$80.08	$78.14	2.5%

Total:
Occupancy	74.3%	76.9%	-3.4%	73.4%	75.3%	-2.5%
ADR	$139.84	$132.99	5.2%	$140.72	$133.03	5.8%
RevPAR	$103.93	$102.32	1.6%	$103.30	$100.21	3.1%

Owned Hotels — Hotel Level Operating Statistics: (7)

Occupancy	69.4%	70.7%	-1.8%	70.5%	71.5%	-1.4%
ADR	$124.31	$119.03	4.4%	$125.21	$120.81	3.6%
RevPAR	$86.25	$84.17	2.5%	$88.23	$86.42	2.1%

Interstate Hotels & Resorts, Inc.
Reconciliations of Non-GAAP Financial Measures (8)
(Unaudited, in thousands except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Net (loss) income	$(1,403)	$800	$(1,555)	$16,107
Adjustments:
Depreciation and amortization	4,886	3,665	14,061	10,313
Interest expense, net	3,210	3,310	9,759	8,162
Depreciation and amortization from unconsolidated joint entities	965	355	2,764	873
Interest expense, net from unconsolidated joint entities	939	428	2,799	1,197
Discontinued operations, net (4)	—	(2,836)	—	(20,444)
Income tax expense (benefit)	(554)	252	(626)	(1,804)

EBITDA	8,043	5,974	27,202	14,404
Asset impairments and write-offs (2)	282	801	1,423	8,713
Severance (9)	—	80	—	812
Equity interest in the sale of unconsolidated entities (10)	—	(98)	(2,392)	(784)
Minority interest expense (benefit)	(3)	1	(4)	43

Adjusted EBITDA	$8,322	$6,758	$26,229	$23,188

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Net (loss) income	$(1,403)	$800	$(1,555)	$16,107
Adjustments:
Asset impairments and write-offs (2)	282	801	1,423	8,713
Severance (9)	—	80	—	812
Discontinued operations, net (4)	—	(2,836)	—	(20,444)
Deferred financing costs write-off (3)	—	—	—	632
Equity interest in the sale of unconsolidated entities (10)	—	(98)	(2,392)	(784)
Minority interest	(4)	8	2	33
Income tax rate adjustment (11)	(119)	2,663	278	(931)

Adjusted net (loss) income	$(1,244)	$1,418	$(2,245)	$4,138

Adjusted diluted (loss) earnings per share	$(0.04)	$0.04	$(0.07)	$0.13

Weighted average number of diluted shares outstanding (in thousands) (5):	31,833	31,996	31,788	31,927

Interstate Hotels & Resorts, Inc.
Outlook Reconciliation (8), (12)
(Unaudited, in thousands)

Forecast
Year Ending
December 31, 2008
Net income	$7,900
Adjustments:
Depreciation and amortization	18,200
Interest expense, net	13,400
Depreciation and amortization from unconsolidated joint ventures	3,700
Interest expense, net from unconsolidated joint ventures	3,900
Income tax expense	3,150

EBITDA	50,250
Asset impairments and write-offs (2)	1,400
Equity interest in the sale of unconsolidated joint ventures (10)	(2,400)
Minority interest expense	—

Adjusted EBITDA	$49,250

Forecast
Year Ending
December 31, 2008
Net income	$7,900
Adjustments:
Asset impairments and write-offs (2)	1,400
Equity interest in the sale of unconsolidated joint ventures (10)	(2,400)
Minority Interest	—
Income tax rate adjustment (11)	300

Adjusted net income	$7,200

Adjusted diluted earnings per share (5)	$0.22

Interstate Hotels & Resorts, Inc.
Notes to Financial Tables
(Unaudited)
(1)	We record termination fees as revenue when all contingencies related to the termination fees have been removed.

(2)	This amount represents losses recorded for intangible costs associated with terminated management contracts and other asset impairments.

(3)	For 2007, interest expense includes $0.5 million of deferred financing fees expensed in the first quarter in connection with the entrance into a new senior secured credit facility and the related pay-off of all balances outstanding under our old senior secured credit facility, as well as the write-off of $0.1 million of deferred financing fees at the time of repayment of the underlying mortgage note for the Hilton Concord.

(4)	In January 2007, we completed the sale of our subsidiary, BridgeStreet Corporate Housing. We have presented these operations and the gain on sale as discontinued operations for all periods presented. The calculation of EBITDA reflects the elimination of discontinued operations.

(5)	Our diluted earnings per share assumes the issuance of common stock for all potentially dilutive common stock equivalents outstanding. Potentially dilutive shares include unvested restricted stock and stock options granted under our comprehensive stock plan and operating partnership units held by minority partners. No effect is shown for any securities that are anti-dilutive.

(6)	We present certain operating statistics (i.e. occupancy, RevPAR and ADR) for the periods included in this report on a same-store hotel basis. We define our same-store hotels as those which (i) are managed by us for the entirety of the reporting periods being compared or have been managed by us for part of the reporting periods compared and we have been able to obtain operating statistics for the period of time in which we did not manage the hotel, and (ii) have not sustained substantial property damage, business interruption, or undergone large-scale capital projects during the reporting periods being presented. In addition, the operating results of hotels which we no longer managed as of September 30, 2008 are also not included in same-store hotel results for the periods presented herein. Of the 226 properties that we managed as of September 30, 2008, 174 hotels have been classified as same-store hotels. RevPar is defined as revenue per available room.

(7)	Owned Hotels — Hotel Level Operating Statistics include periods prior to our ownership. Houston Westchase was purchased in February 2007, Westin Atlanta Airport was purchased in May 2007, Sheraton Columbia hotel was purchased in November 2007. The Westin Atlanta Airport and Sheraton Columbia hotels are excluded from these statistics as they are undergoing significant renovations. Statistics for all owned properties are included in the Managed Hotels - Hotel Level Operating Statistics.

(8)	See discussion of EBITDA, adjusted EBITDA, adjusted net income and adjusted diluted earnings per share, located in the “Non-GAAP Financial Measures” section, described earlier in this press release.

(9)	Severance expense for the three and nine months ended September 30, 2007 relates to the separation costs of personnel at our corporate offices associated with the reduction in the number of third party managed properties. These severance costs are recorded as part of administrative and general expenses on our statement of operations.

(10)	In the first quarter of 2008, one of our joint ventures sold the Doral Tesoro Hotel & Golf Club, we recorded a gain of $2.4 million, including the previously deferred gain of $0.6 million. In 2007, the adjustment relates to an additional gain of $0.1 million on the sale of the MIP joint venture in the first quarter, and additional gain proceeds of $0.6 million from the sale of the Marriott Sawgrass joint venture received during the second quarter.

(11)	This amount represents the effect on income tax expense for the adjustments made to net income at an effective tax rate of 28.7% for 2008 and 29.6% for 2007.

(12)	Our outlook reconciliation uses the mid-point of our estimates.

(13)	The effect of the restatement on the consolidated statement of operations for the three months ended September 30, 2007 was a decrease in amortization expense of $0.5 million, resulting from incorrectly recognizing amortization expense for the terminated management contracts, an increase of $0.8 million in asset impairment and write-offs for the write-off of the intangible assets related to the terminated hotel management contracts, and an increase in income tax expense of $0.9 million. The effect on minority interest on the statement of operations for the three month period was immaterial.

The effect of the restatement on the consolidated statement of operations for the nine months ended September 30, 2007 was a decrease in amortization expense of $0.8 million, an increase of $7.6 million in asset impairment and write-offs, and a decrease in income tax expense of $2.0 million. The effect on minority interest on the statement of operations for the nine month period was immaterial.